UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2024

PDS BIOTECHNOLOGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-37568	26-4231384

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
303A College Road East, Princeton, NJ 08540
(Address of Principal Executive Offices, and Zip Code)
(800) 208-3343
Registrant’s Telephone Number, Including Area Code
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00033 per share	PDSB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. Yes ☐ No ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

PDS Biotechnology Corporation (the “Company”) entered into an Executive Employment Agreement with Stephan F. Toutain (the “Employment Agreement”), pursuant to which Mr. Toutain will assume the role of the Company’s Chief Operations Officer, effective as of May 1, 2024 (the “Effective Date”).

Mr. Toutain, age 58, brings more than 30 years of operational experience in the pharmaceutical industry from drug development, general management, operations, commercial development, market access and sales and marketing leadership with prior global expertise in the oncology and orphan drugs markets. Before joining the Company, Mr. Toutain served as COO at Anavex Life Sciences from May 2018 to April 2024 and Chief Commercial Officer at Interleukin Genetics (OTCQB: ILIU) from July 2016 to August 2017. Mr. Toutain also worked with Alnylam Pharmaceuticals to build its early access program. In addition, he led Global Commercial Development for Sarepta Therapeutics and served as General Manager for Alexion Pharmaceuticals in Europe. Mr. Toutain has also held various U.S. commercial, marketing and product management positions with Celgene Corporation and Johnson & Johnson. Mr. Toutain received a Master of Business Administration from the University of North Carolina Kenan-Flagler Business School and a Master of Engineering in Biotechnology from the University of Nancy II in France.

There are no family relationships between Mr. Toutain and any of the Company’s directors or other executive officers. There are no arrangements or understandings between Mr. Toutain and any other persons or entities pursuant to which he has been appointed as Chief Operations Officer and Mr. Toutain has no direct or indirect interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Under the terms of the Employment Agreement, Mr. Toutain will receive an annual salary of $450,000, which is subject to adjustment at the discretion of the Board of Directors of the Company (the “Board”). Mr. Toutain is also eligible for an annual performance bonus of 40% of his base salary, as determined by the Board or the Compensation Committee of the Board, provided that Mr. Toutain remains employed with the Company on the last day of the relevant performance period. The Employment Agreement further provides that if Mr. Toutain’s employment is terminated by the Company after his 90th day of consecutive employment without cause or if he resigns for good reason after his 90th day of consecutive employment, then, Mr. Toutain will be entitled to receive (i) a severance payment equal to twelve months’ of his then-current base salary and (ii) reimbursement for health care continuation (COBRA) premiums for up to 12 months following the date of his termination. The Employment Agreement contains customary non-competition and non-solicitation covenants, as well as an invention assignment agreement.

The foregoing summary of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024.

On the Effective Date, Mr. Toutain will receive an option to purchase 200,000 shares of the Company’s common stock, par value $0.00033 per share, pursuant to the inducement grant exception under Nasdaq Rule 5635(c)(4) under the PDS Biotechnology Corporation 2019 Inducement Plan, as amended (the “Options”) as an inducement material to Mr. Toutain’s acceptance of employment with the Company. The Options will have an exercise price equal to the fair market value on the date of grant and will vest over four years, with 25% vesting on the first anniversary of the date of grant, and the remaining 75% vesting in 36 equal monthly installments thereafter, subject to Mr. Toutain’s continued service to the Company through each vesting date.

Item 8.01	Other Events.

On May 2, 2024, the Company issued a press release announcing the appointment of Mr. Toutain as Chief Operations Officer.  A copy of the press release is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release, dated May 2, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDS BIOTECHNOLOGY CORPORATION

Date: May 2, 2024	By: /s/ Frank Bedu-Addo, Ph.D. Name: Frank Bedu-Addo, Ph.D. Title: President and Chief Executive Officer